EXHIBIT 99.1

Omeros Corporation Reports Third Quarter 2017 Financial Results

– Conference Call Today at 4:30 p.m. ET –

SEATTLE, WA – November 9, 2017 – Omeros Corporation (NASDAQ: OMER), a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the third quarter ended September 30, 2017, which include:

•

3Q 2017 total and OMIDRIA® revenues were $21.7 million. Revenues from OMIDRIA sales rose 26 percent from 2Q 2017 and 92 percent from the prior year’s third quarter. Units sold to wholesalers, or “sell-in,” increased 26 percent quarter-over-quarter and 125 percent year-over-year.

•

Net loss in 3Q 2017 was $7.5 million, or $0.16 per share, which included $4.2 million ($0.09 per share) of non-cash expenses. Net loss in the prior year’s third quarter was $14.0 million or $0.34 per share, which included $3.1 million ($0.08 per share) of non-cash expenses.

•

At September 30, 2017, the company had cash, cash equivalents and short-term investments available for operations of $86.8 million plus the ability to borrow an additional $45.0 million from existing lenders.

•	Settled patent infringement lawsuit against Par Pharmaceutical, Inc. and its affiliate (collectively, Par) on favorable terms in October 2017.

•

Met with FDA in follow-up to FDA’s granting breakthrough designation for OMS721 in immunoglobin A (IgA) nephropathy; the Agency’s meeting minutes state that approval can be obtained with a single successful Phase 3 trial with reduction in proteinuria as the primary efficacy endpoint.

•	FDA granted OMS721 orphan drug designation in IgA nephropathy.

“OMIDRIA revenues sustained their strong growth in the third quarter and this momentum continues into the current quarter,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We have also made substantial progress across our OMS721 programs – in addition to our Phase 3 aHUS program, we have a clear roadmap for the Phase 3 IgA nephropathy trial, including FDA confirmation of proteinuria as the primary efficacy endpoint, and compelling data to support our advancing to a Phase 3 program in stem cell transplant-associated TMA. Further adding to our clinical pipeline, OMS527, our PDE7 inhibitor for the treatment of addictions and compulsive disorders, is on track to enter Phase 1 in the first half of next year.”

Third Quarter and Recent Highlights and Developments

•

In October, the company entered into a settlement agreement and consent judgment with Par, which resolved Omeros’ patent litigation against Par. The litigation concerned Par’s filing of an Abbreviated New Drug Application (ANDA) seeking approval from the FDA to market a generic version of OMIDRIA. Pursuant to the settlement agreement and consent judgment, Par is prohibited from launching a generic version of OMIDRIA until April 1, 2032 or as detailed in the settlement agreement. Par also acknowledged and confirmed the validity of Omeros’ OMIDRIA patents at issue in the lawsuit in the settlement agreement.

•

Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of thrombotic microangiopathies (TMAs), including atypical hemolytic uremic syndrome (aHUS) and hematopoietic stem cell-associated TMA (HSCT-TMA), and for the treatment of complement-related renal diseases, including IgA nephropathy, include:

o

Omeros met with the FDA in follow-up to the FDA’s granting breakthrough designation for OMS721 in IgA nephropathy to discuss Phase 3 trial design. The Agency’s meeting minutes make clear that approval can be obtained with a single successful Phase 3 trial with reduction in proteinuria as the primary efficacy endpoint. Depending on the size of the effect on proteinuria, either full approval or accelerated approval is possible. If full approval is granted based on reduction in proteinuria, estimated glomerular filtration rate (eGFR) will be followed as part of the safety assessment. Any effect of OMS721 on eGFR is likely to result in additional label claims for the product. If, based on the effect on proteinuria, accelerated rather than full approval is granted, marketing of OMS721 would be allowed during which time confirmatory data on long-term effects of OMS721 on eGFR would be collected. These eGFR data, if satisfactory, would then form the basis for full approval.

o

Omeros reported in August that the FDA granted orphan drug designation to OMS721 for the treatment of IgA nephropathy. The FDA has also granted breakthrough therapy designation to OMS721 for the treatment of IgA nephropathy. In Europe, Omeros is pursuing orphan designation and Priority Medicines (PRIME) status from the European Medicines Agency (EMA) for OMS721 in the treatment of IgA nephropathy.

o

In October, Omeros announced the presentation by a trial investigator of a case report of a patient having co-existing HSCT-TMA and graft-versus-host disease (GvHD), which both resolved following OMS721 treatment. This case was presented at the European Society for Blood and Marrow Transplantation Crash Course on Diagnosis and Treatment of Noninfectious Complications after HCT in Granada, Spain. The company plans to initiate a Phase 3 clinical program in HSCT-TMA before year-end. Omeros is also pursuing breakthrough therapy designation from FDA and PRIME status from the EMA in this indication.

o

In November, Omeros announced the presentation at the American Society of Nephrology Conference of follow-up data on the four IgA nephropathy patients in the open-label portion of the Phase 2 trial. As previously reported, all four patients demonstrated a substantial reduction in proteinuria during the clinical trial. In the extended (up to one year) follow-up after completion, proteinuria reduction was maintained in three of the four patients. Specifically, those three patients maintained partial remission relative to baseline (76 percent to 86 percent decrease in albumin/creatinine ratios (uACRs)) during extended follow-up. After a substantial drop in uACR during the trial, the fourth patient’s uACR returned to 88 percent of baseline at four months post-treatment. eGFR improved in three of the four patients during the extended follow-up, with increases ranging from 7 to 17 mL/min/1.73 m2 (up to 57 percent improvement) relative to baseline. The fourth patient demonstrated stable eGFR relative to baseline. OMS721 was well-tolerated.

•	In August, Omeros sold 3.0 million shares of common stock in a public offering with a price to the public of $22.75 per share, receiving net proceeds of $63.6 million.

•

In October, Omeros extended the borrowing capacity under its existing credit facility allowing the company to borrow, at its sole discretion, up to $45.0 million through March 21, 2018 subject only to customary closing conditions.

Financial Results

For the quarter ended September 30, 2017, total revenues were $21.7 million, all from sales of OMIDRIA. This compares to OMIDRIA revenues of $11.3 million for the same period in 2016. On a sequential quarter-over-quarter basis, OMIDRIA revenue grew $4.5 million, or 26 percent, and grew 92 percent year-over-year. The quarter-over-quarter increases in OMIDRIA revenue and units sold are due to both an increase in the number of customers purchasing OMIDRIA and increased penetration into existing customer accounts.

Total costs and expenses for the three months ended September 30, 2017 were $26.8 million compared to $23.3 million for the same period in 2016. The increase in the current year quarter was primarily due to increased third-party manufacturing scale-up costs associated with OMS721, increased preclinical and development costs as Omeros continues to advance drug candidates toward the clinic and increased legal costs associated with the Par lawsuit, which settled in October 2017 on favorable terms to Omeros.

Interest expense for the three months ended June 30, 2017 was $2.8 million as compared to $2.1 million in the prior year third quarter. The increase is due to incremental funds borrowed by the company in November 2016.

For the three months ended September 30, 2017, Omeros reported a net loss of $7.5 million, or $0.16 per share, which included non-cash expenses of $4.2 million ($0.09 per share). This compares to the prior year’s third quarter where Omeros reported a net loss of $14.0 million, or $0.34 per share, which included non-cash expenses of $3.1 million ($0.08 per share).

As of September 30, 2017, the company had $86.8 million of cash and cash equivalents available for operations and $5.8 million in restricted cash. The company has the ability, at its sole discretion, to borrow up to an additional $45.0 million from its existing lenders through March 21, 2018 subject only to customary closing conditions.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 8389089. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 8389089.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website.

To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a commercial-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, complement-mediated diseases and disorders of the central nervous system. The company’s drug product OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3% is marketed for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and other IOL replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has multiple Phase 3 and Phase 2 clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a diverse group of preclinical programs and a proprietary G protein-coupled receptor (GPCR) platform through which it controls 54 new GPCR drug targets and corresponding compounds, a number of which are in preclinical development. The company also exclusively possesses a novel antibody-generating platform.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues:
Product sales, net	$21,658	$11,289	$51,067	$28,539
Grant revenue		—		173
Total revenue	21,658	11,289	51,067	28,712
Costs and expenses:
Cost of product sales	184	378	613	1,032
Research and development	14,835	12,492	40,212	38,157
Selling, general and administrative	11,749	10,457	40,016	31,942
Total costs and expenses	26,768	23,327	80,841	71,131
Loss from operations	(5,110)	(12,038)	(29,774)	(42,419)
Interest expense	(2,780)	(2,135)	(8,166)	(5,367)
Other income (expense), net	408	211	1,010	673
Net loss	$(7,482)	$(13,962)	$(36,930)	$(47,113)
Basic and diluted net loss per share	$(0.16)	$(0.34)	$(0.83)	$(1.19)
Weighted-average shares used to compute
basic and diluted net loss per share	46,262,211	41,058,754	44,709,418	39,518,128

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2017	2016

Cash, cash equivalents and short-term investments	$86,813	$45,331
Working capital	93,207	44,191
Restricted cash and investments	5,835	5,835
Total assets	125,517	67,278
Total current liabilities	24,690	16,071
Notes payable and lease financing obligations	83,146	79,710
Accumulated deficit	(506,817)	(469,887)
Total shareholders’ equity/ (deficit)	9,211	(37,447)